Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended September 30, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$233,454
Less: equity income from investees	839
Plus: distributed income of equity investees	1,678
Income taxes	147,091
Fixed charges (including securitization certificates)	87,229
Total	$468,613

Interest expense	$79,574
Interest component of rentals (estimated as one-third of rental expense)	7,655
Total	$87,229

Ratio of earnings to fixed charges	5.37

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended September 30, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$233,454
Less: equity income from investees	839
Plus: distributed income of equity investees	1,678
Income taxes	147,091
Fixed charges (including securitization certificates)	87,229
Total	$468,613

Interest expense	$79,574
Interest component of rentals (estimated as one-third of rental expense)	7,655
Subtotal	87,229
Preferred stock dividend requirements	3,195
Total	$90,424

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.18